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                                                                    Exhibit 99.1

[CHARTER COMMUNICATIONS LOGO]

                                                                            NEWS

FOR RELEASE:  IMMEDIATELY, MONDAY, NOVEMBER 10, 2003



                          CHARTER COMMUNICATIONS CLOSES
                              SENIOR NOTE OFFERING


         ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR - the Company or
CCI) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., have closed on the issuance of $500 million 8.75% Senior Notes due 2013 (the "Notes") in a private transaction.

         The net proceeds of this issuance will be used to repay indebtedness under the revolving credit facilities of the Company's subsidiaries and for other general corporate purposes. With the completion of this financing, the Company intends to terminate the backstop commitment it received from Vulcan, Inc. since the financing satisfies the purpose of that commitment.

         The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the Securities Act), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.





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Contacts:
David Andersen                           Eloise Schmitz
314-543-2213                             314-543-2474

Cautionary Statement Regarding Forward-Looking Statements:

         This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including whether these exchanges or the previously announced asset divestitures are consummated. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to the Company or a person acting on its behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.




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